Exhibit 99.1
FAIRFAX News Release
Stock Symbol: FFH (TSX and NYSE)
TORONTO, April 23, 2007
FAIRFAX ANNOUNCES U.S. PRIVATE DEBT ISSUE
BY CRUM & FORSTER
Fairfax Financial Holdings Limited (TSX and NYSE: FFH) announced today that its wholly-owned subsidiary Crum & Forster Holdings Corp. (the “Company”) has priced an offering of US$330 million of 7-3/4% Senior Notes due May 1, 2017 (the “2017 Notes”) at an issue price of 100%. The 2017 Notes are being sold on a private basis in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, with registration rights.
Net proceeds of the offering, after commissions and expenses, are estimated to be approximately US$325.2 million. The net proceeds of the offering, together with available cash on hand, will be used to purchase the Company’s 10-3/8% Senior Notes due 2013 (the “2013 Notes”), pursuant to the Company’s previously announced tender offer to purchase for cash any and all of the outstanding 2013 Notes.
The closing of the offering of the 2017 Notes is conditioned upon the receipt of consents from holders of a majority of the outstanding principal amount of the 2013 Notes to adopt proposed amendments to the indenture governing the 2013 Notes, and the effectiveness of such amendments, in connection with the tender offer and related consent solicitation.
This press release is neither an offer to sell nor a solicitation of an offer to buy the 2017 Notes. The 2017 Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This press release is neither an offer to purchase nor a solicitation of an offer to sell the 2013 Notes. The tender offer and related consent solicitation are being made only pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated April 23, 2007.
Fairfax Financial Holdings Limited is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance, investment management and insurance claims management.

For further information contact:     Greg Taylor, Chief Financial Officer, at (416) 367-4941